Exhibit 99.1
For Immediate Release
VPG and Nokomis Capital Reach Agreement on Board Enhancement

MALVERN, Pa. (March 27, 2017) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, and Nokomis Capital, L.L.C. today announced an agreement to further strengthen the Company’s Board of Directors. The Company and Nokomis will work to identify a mutually agreeable individual to appoint to the Board as a new independent director, with a term expiring at the 2018 Annual Meeting of Stockholders. If such an independent director is not identified by June 30, 2017, Wes Cummins of Nokomis will be appointed to the Board until the new independent director is identified. The new director will serve on the Board’s Nominating & Corporate Governance Committee and the Compensation Committee.

Marc Zandman, VPG’s Chairman of the Board, said of the agreement, “We regularly engage with our stockholders in order to ensure alignment on strategic objectives. We have enjoyed several productive discussions with Nokomis over the last few years regarding effective means to enhance stockholder value, and we look forward to further engaging with them to identify a qualified individual whose expertise and insights can complement our Board and benefit our stockholders.”

Brett Hendrickson of Nokomis Capital commented, "We are pleased we were able to reach an agreement with the Company on Board enhancement. We are confident that the addition of another new independent director on the VPG Board, along with the two independent directors whom the Company added in 2016, will bring fresh perspective to the boardroom and will help enhance value for the benefit of all the Company's stockholders."

Pursuant to the agreement, Nokomis, which owns approximately 15.9 percent of VPG’s outstanding common stock (14.7 percent of the outstanding capital stock), has agreed to vote its shares in favor of the Board’s recommendations regarding director elections and other matters to be submitted to a vote at the 2017 Annual Meeting of Stockholders. Nokomis has also agreed to customary standstill commitments. The complete agreement will be included as an exhibit to the Company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.

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